Exhibit 99.1

Palomar Holdings, Inc. Reports Fourth Quarter & Full Year 2021 Results

LA JOLLA, Calif. (February 16, 2022) — Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) reported net income of $16.6 million, or $0.64 per diluted share, for the fourth quarter of 2021 compared to a net loss of $1.8 million, or $0.07 per diluted share, for the fourth quarter of 2020. Adjusted net income(1) was $19.2 million, or $0.74 per diluted share, for the fourth quarter of 2021 as compared to an adjusted net loss of $1.3 million, or $0.05 per diluted share, for the fourth quarter of 2020.

Fourth Quarter 2021 Highlights

●	Gross written premiums increased by 56.0% to $149.9 million compared to $96.1 million in the fourth quarter of 2020
●	Net income of $16.6 million, compared to a net loss of $1.8 million in the fourth quarter of 2020
●	Adjusted net income(1) of $19.2 million, compared to an adjusted net loss of $1.3 million in the fourth quarter of 2020
●	Total loss ratio of 15.0% compared to 44.2% in the fourth quarter of 2020
●	Combined ratio of 75.0% compared to 112.8% in the fourth quarter of 2020
●	Adjusted combined ratio (1) of 70.7%, compared to 111.0% in the fourth quarter of 2020
●	Annualized return on equity of 17.2%, compared to negative 2.0% in the fourth quarter of 2020
●	Annualized adjusted return on equity(1) of 19.9%, compared to negative 1.4% in the fourth quarter of 2020

Full Year 2021 Highlights

●	Gross written premiums increased by 51.0% to $535.2 million compared to $354.4 million in 2020
●	Net income of $45.8 million, compared to $6.3 million in 2020
●	Adjusted net income(1) of $53.4 million, compared to $8.9 million in 2020
●	Total loss ratio of 17.7%, compared to 41.3% in 2020
●	Combined ratio of 80.0%, compared to 102.5% in 2020
●	Adjusted combined ratio(1) of 76.1%, compared to 100.4% in 2020
●	Return on equity of 12.1%, compared to 2.1% in 2020
●	Adjusted return on equity(1) of 14.1%, compared to 3.0% in 2020

(1)See discussion of “Non-GAAP and Key Performance Indicators” below.

Mac Armstrong, Chairman and Chief Executive Officer, commented, “At the onset of 2021, Palomar announced four key strategic initiatives that it intended to implement over the course of the year. First, we would grow our core book of business at a level similar to that of 2020; next, we would build our newly launched E&S company, Palomar Excess & Surplus Insurance Company (“PESIC”); additionally, we would launch several new initiatives that would position Palomar for sustained long-term, profitable growth; and lastly, we would reduce the volatility of our operating results through the exit of unprofitable business segments, underwriting enhancements and conservative risk transfer solutions.  I am pleased to report that our results in 2021 reflect the significant progress made on each of these initiatives.”

“Our gross written premium grew 51.0% for the year and at an even more impressive 56.0% in the fourth quarter. PESIC wrote $152.1 million of premium in 2021, its first full year of operation and exited the year on an over $200 million annual run rate. We also made investments in our business that plant the seeds for future growth, including the expansion of our casualty underwriting team and the launch of PLMR-FRONT, that we expect to contribute meaningful net income in the years ahead. While expanding our business is important, we remained acutely focused on delivering predictable results over time. To accomplish this, during the year we successfully ran-off our Admitted All Risk business, took meaningful rate increases across the portfolio, made enhancements to our underwriting guidelines and purchased an aggregate reinsurance cover which not only protects our business from losses generated from multiple severe catastrophic events but also put a floor on our 2021 adjusted ROE.”

Mr. Armstrong continued, “Our strong fourth quarter results, most notably the 19.9% adjusted ROE and the aforementioned top line growth of 56%, demonstrate the momentum in our business and the confidence we have in our ability to profitably grow Palomar in 2022 and beyond.”

Underwriting Results

Gross written premiums increased 56.0% to $149.9 million compared to $96.1 million in the fourth quarter of 2020, while net earned premiums increased 74.3% compared to the prior year’s fourth quarter.

Losses and loss adjustment expenses for the fourth quarter were $10.2 million including $11.9 million of non-catastrophe attritional losses, offset by $1.7 million of favorable development on catastrophe losses from prior periods. The loss ratio for the quarter was

15.0%, comprised of a catastrophe loss ratio of negative 2.5%(1) and an attritional loss ratio of 17.5%, compared to a loss ratio of 44.2% during the same period last year comprised of a catastrophe loss ratio of 37.2% and attritional loss ratio of 7.0%. Underwriting income(1) was $17.0 million resulting in a combined ratio of 75.0% compared to underwriting loss of $5.0 million and a combined ratio of 112.8% during the same period last year. Excluding expenses related to transactions, stock-based compensation, amortization of intangibles, and catastrophe bonds, the Company’s adjusted combined ratio(1) was 70.7% in the fourth quarter compared to 111.0% during the same period last year. Non-catastrophe losses and loss ratio increased mainly due to the growth of lines of business subject to attritional losses, such as Specialty Homeowners, Flood, and Inland Marine.

Investment Results

Net investment income increased by 4.6% to $2.4 million compared to $2.3 million in the prior year’s fourth quarter. The year over year increase was primarily due to a higher average balance of investments held during the three months ended December 31, 2021 due to cash generated from operations, offset by lower yields on invested assets. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "A1/A". The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.99 years at December 31, 2021. Cash and invested assets totaled $516.3 million at December 31, 2021. During the fourth quarter, the Company recorded realized and unrealized gains of $2.0 million related to its investment portfolio as compared to realized and unrealized gains of $245 thousand in last year’s fourth quarter.

Tax Rate

The effective tax rate for the three months ended December 31, 2021 was 22.3% compared to 23.1% for the three months ended December 31, 2020. For the current quarter, the Company’s income tax rate differed from the statutory rate due primarily to non-deductible executive compensation expense. The 2020 fourth quarter tax rate differed from the statutory rate due to the tax impact of the permanent component of employee stock option exercises.

Stockholders’ Equity and Returns

Stockholders' equity was $394.2 million at December 31, 2021, compared to $363.7 million at December 31, 2020. For the three months ended December 31, 2021, the Company’s annualized return on equity was 17.2% compared to negative 2.0% for the same period in the prior year while adjusted return on equity(1) was 19.9% compared to negative 1.4% for the same period in the prior year.

Full Year 2022 Outlook

For the full year 2022, the Company expects to achieve adjusted net income of $80 million to $85 million.

Conference Call

As previously announced, Palomar will host a conference call Thursday February 17, 2022, to discuss its fourth quarter and full year 2021 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Fourth Quarter and Full Year 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13726650. The telephonic replay will be available until 11:59 pm (Eastern Time) on February 24, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company (“PESIC”). Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

Follow Palomar on Facebook, LinkedIn and Twitter: @PLMRInsurance

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non-GAAP financial measure defined as income before income taxes excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the estimated tax rate at which the company received a deduction for these adjustments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Catastrophe loss ratio is a non-GAAP financial measure defined as the ratio of catastrophe losses to net earned premiums. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of loss ratio calculated using unadjusted GAAP numbers to catastrophe loss ratio.

Adjusted combined ratio excluding catastrophe losses is a non-GAAP financial measure defined as adjusted combined ratio excluding the impact of catastrophe losses.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio excluding catastrophe losses.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Bill Bold

1-619-890-5972

bbold@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended December 31, 2021 and 2020:

	Three months ended
	December 31,			Percent
	2021	2020	Change	Change

	($ in thousands, except per share data)
Gross written premiums	$149,908	$96,092	$53,816	56.0%
Ceded written premiums	(70,437)	(53,839)	(16,598)	30.8%
Net written premiums	79,471	42,253	37,218	88.1%
Net earned premiums	67,840	38,922	28,918	74.3%
Commission and other income	872	803	69	8.6%
Total underwriting revenue (1)	68,712	39,725	28,987	73.0%
Losses and loss adjustment expenses	10,169	17,214	(7,045)	(40.9)%
Acquisition expenses	27,284	18,131	9,153	50.5%
Other underwriting expenses	14,285	9,356	4,929	52.7%
Underwriting income (loss) (1)	16,974	(4,976)	21,950	(441.1)%
Interest expense	(40)	—	(40)	NM
Net investment income	2,431	2,325	106	4.6%
Net realized and unrealized gains on investments	2,029	245	1,784	NM
Income (loss) before income taxes	21,394	(2,406)	23,800	NM
Income tax expense (benefit)	4,762	(557)	5,319	NM
Net income (loss)	$16,632	$(1,849)	$18,481	NM
Adjustments:
Expenses associated with transactions and stock offerings	153	—	153	NM
Stock-based compensation expense	2,214	710	1,504	211.8%
Amortization of intangibles	547	—	547	NM
Expenses associated with catastrophe bond	5	—	5	NM
Tax impact	(350)	(130)	(220)	169.2%
Adjusted net income (loss) (1)	$19,201	$(1,269)	$20,470	NM
Key Financial and Operating Metrics
Annualized return on equity	17.2%	(2.0)%
Annualized adjusted return on equity (1)	19.9%	(1.4)%
Loss ratio	15.0%	44.2%
Expense ratio	60.0%	68.6%
Combined ratio	75.0%	112.8%
Adjusted combined ratio (1)	70.7%	111.0%
Diluted earnings (loss) per share	$0.64	$(0.07)
Diluted adjusted earnings (loss) per share (1)	$0.74	$(0.05)
Catastrophe losses	$(1,704)	$14,474
Catastrophe loss ratio (1)	(2.5)%	37.2%
Adjusted combined ratio excluding catastrophe losses (1)	73.2%	73.8%

NM-Not Meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

The following table summarizes the Company’s results for the year ended December 31, 2021 and 2020:

	Year ended
	December 31,			Percent
	2021	2020	Change	Change

	($ in thousands, except per share data)
Gross written premiums	$535,175	$354,360	$180,815	51.0%
Ceded written premiums	(223,443)	(155,102)	(68,341)	44.1%
Net written premiums	311,732	199,258	112,474	56.4%
Net earned premiums	233,826	155,068	78,758	50.8%
Commission and other income	3,608	3,295	313	9.5%
Total underwriting revenue (1)	237,434	158,363	79,071	49.9%
Losses and loss adjustment expenses	41,457	64,115	(22,658)	(35.3)%
Acquisition expenses	95,433	64,041	31,392	49.0%
Other underwriting expenses	53,723	34,084	19,639	57.6%
Underwriting income (loss) (1)	46,821	(3,877)	50,698	NM
Interest expense	(40)	—	(40)	NM
Net investment income	9,080	8,612	468	5.4%
Net realized and unrealized gains on investments	1,277	1,488	(211)	(14.2)%
Income before income taxes	57,138	6,223	50,915	NM
Income tax expense (benefit)	11,291	(34)	11,325	NM
Net income	$45,847	$6,257	$39,590	NM
Adjustments:
Expenses associated with transactions and stock offerings	563	708	(145)	(20.5)%
Stock-based compensation expense	5,584	2,167	3,417	157.7%
Amortization of intangibles	1,251	—	1,251	NM
Expenses associated with catastrophe bond	1,704	399	1,305	327.1%
Tax impact	(1,506)	(664)	(842)	126.8%
Adjusted net income (1)	$53,443	$8,867	$44,576	502.7%
Key Financial and Operating Metrics
Return on equity	12.1%	2.1%
Adjusted return on equity (1)	14.1%	3.0%
Loss ratio	17.7%	41.3%
Expense ratio	62.2%	61.2%
Combined ratio	80.0%	102.5%
Adjusted combined ratio (1)	76.1%	100.4%
Diluted earnings per share	$1.76	$0.24
Diluted adjusted earnings per share (1)	$2.05	$0.35
Catastrophe losses	$5,015	$50,986
Catastrophe loss ratio (1)	2.1%	32.9%
Adjusted combined ratio excluding catastrophe losses (1)	73.9%	67.5%
NM-Not Meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	December 31,	December 31,
	2021	2020
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $426,122 in 2021; $381,279 in 2020)	$432,682	$397,987
Equity securities, at fair value (cost: $31,834 in 2021; $22,291 in 2020)	33,261	24,322
Total investments	465,943	422,309
Cash and cash equivalents	50,284	33,538
Restricted cash	87	248
Accrued investment income	2,725	2,545
Premium receivable	88,012	48,842
Deferred policy acquisition costs	55,953	35,481
Reinsurance recoverable on paid losses and loss adjustment expenses	29,368	10,162
Reinsurance recoverable on unpaid losses and loss adjustment expenses	127,947	94,566
Ceded unearned premiums	58,315	35,031
Prepaid expenses and other assets	37,072	34,119
Property and equipment, net	527	739
Intangible assets, net	9,501	11,512
Total assets	$925,734	$729,092
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$21,284	$20,730
Reserve for losses and loss adjustment expenses	173,366	129,036
Unearned premiums	284,665	183,489
Ceded premium payable	37,460	22,233
Funds held under reinsurance treaty	10,882	4,515
Deferred tax liabilities, net	3,908	5,376
Total liabilities	531,565	365,379
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized as of December 31, 2021 and December 31, 2020, 0 shares issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 25,428,929 and 25,525,796 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	3	3
Additional paid-in capital	318,902	310,507
Accumulated other comprehensive income	5,312	13,246
Retained earnings	69,952	39,957
Total stockholders' equity	394,169	363,713
Total liabilities and stockholders' equity	$925,734	$729,092

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Gross written premiums	$149,908	$96,092	$535,175	$354,360
Ceded written premiums	(70,437)	(53,839)	(223,443)	(155,102)
Net written premiums	79,471	42,253	311,732	199,258
Change in unearned premiums	(11,631)	(3,331)	(77,906)	(44,190)
Net earned premiums	67,840	38,922	233,826	155,068
Net investment income	2,431	2,325	9,080	8,612
Net realized and unrealized gains on investments	2,029	245	1,277	1,488
Commission and other income	872	803	3,608	3,295
Total revenues	73,172	42,295	247,791	168,463
Expenses:
Losses and loss adjustment expenses	10,169	17,214	41,457	64,115
Acquisition expenses	27,284	18,131	95,433	64,041
Other underwriting expenses	14,285	9,356	53,723	34,084
Interest expense	40	—	40	—
Total expenses	51,778	44,701	190,653	162,240
Income (loss) before income taxes	21,394	(2,406)	57,138	6,223
Income tax expense (benefit)	4,762	(557)	11,291	(34)
Net income (loss)	16,632	(1,849)	45,847	6,257
Other comprehensive income, net:
Net unrealized (losses) gains on securities available for sale for the three months and years ended December 31, 2021 and 2020, respectively	(2,790)	2,808	(7,934)	8,560
Net comprehensive income	$13,842	$959	$37,913	$14,817
Per Share Data:
Basic earnings (loss) per share	$0.65	$(0.07)	$1.80	$0.25
Diluted earnings (loss) per share	$0.64	$(0.07)	$1.76	$0.24

Weighted-average common shares outstanding:
Basic	25,419,477	25,520,111	25,459,514	24,872,251
Diluted	26,045,213	25,520,111	26,111,904	25,598,647

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, inland marine, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$42,883	28.6%	$37,432	39.0%	$171,048	32.0%	$140,934	39.8%
Commercial Earthquake	24,500	16.3%	18,163	18.9%	90,552	16.9%	58,890	16.6%
Inland Marine	18,077	12.1%	5,676	5.9%	57,124	10.7%	15,423	4.3%
Specialty Homeowners	14,875	9.9%	11,388	11.9%	67,894	12.7%	49,849	14.1%
Commercial All Risk	8,609	5.7%	14,185	14.8%	38,640	7.2%	53,933	15.2%
Hawaii Hurricane	7,377	4.9%	3,528	3.7%	30,298	5.6%	13,824	3.9%
Residential Flood	3,218	2.2%	2,448	2.5%	11,652	2.2%	8,176	2.3%
Other	30,369	20.3%	3,272	3.3%	67,967	12.7%	13,331	3.8%
Total Gross Written Premiums	$149,908	100.0%	$96,092	100.0%	$535,175	100.0%	$354,360	100.0%

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
State
California	$63,956	42.7%	$48,857	50.8%	$244,416	45.7%	$172,765	48.8%
Texas	14,729	9.8%	12,927	13.5%	62,893	11.7%	67,974	19.2%
Hawaii	8,680	5.8%	4,408	4.6%	34,993	6.5%	16,398	4.6%
Florida	8,407	5.6%	5,110	5.3%	27,386	5.1%	5,795	1.7%
Washington	7,671	5.1%	4,326	4.5%	23,608	4.4%	14,328	4.0%
Oregon	3,991	2.7%	2,740	2.9%	13,677	2.6%	10,038	2.8%
Illinois	3,465	2.3%	1,717	1.8%	12,133	2.3%	6,133	1.7%
North Carolina	3,337	2.2%	4,011	4.2%	15,271	2.9%	11,143	3.1%
Other	35,672	23.8%	11,996	12.4%	100,798	18.8%	49,786	14.1%
Total Gross Written Premiums	$149,908	100.0%	$96,092	100.0%	$535,175	100.0%	$354,360	100.0%

During the three months ended December 31, 2021, PSIC accounted for $97.1 million or approximately 64.7% of our gross written premiums and PESIC accounted for $52.8 million or approximately 35.3% of our gross written premiums.

During the year ended December 31, 2021, PSIC accounted for $383.1 million or approximately 71.6% of our gross written premiums and PESIC accounted for $152.1 million or approximately 28.4% of our gross written premiums.

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended				Year Ended
	December 31,				December 31,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	($ in thousands)				($ in thousands)
Gross earned premiums	$122,910	$86,191	$36,719	42.6%	$433,999	$301,457	$132,542	44.0%
Ceded earned premiums	(55,070)	(47,269)	(7,801)	16.5%	(200,173)	(146,389)	(53,784)	36.7%
Net earned premiums	$67,840	$38,922	$28,918	74.3%	$233,826	$155,068	$78,758	50.8%

Net earned premium ratio	55.2%	45.2%			53.9%	51.4%

Loss detail

	Three Months Ended				Year Ended
	December 31,				December 31,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	($ in thousands)				($ in thousands)
Catastrophe losses	$(1,704)	$14,474	$(16,178)	NM	$5,015	$50,986	$(45,971)	NM
Non-catastrophe losses	11,873	2,740	9,133	333.3%	36,442	13,129	23,313	177.6%
Total losses and loss adjustment expenses	$10,169	$17,214	$(7,045)	(40.9)%	$41,457	$64,115	$(22,658)	(35.3)%
NM- not meaningful

	Three Months Ended December 31,		Year ended December 31,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Reserve for losses and loss adjustment expenses net of reinsurance recoverables at beginning of period	$46,643	$39,540	$34,470	$3,869
Add: Incurred losses and loss adjustment expenses, net of reinsurance, related to:			—	—
Current year	10,840	17,312	45,042	64,179
Prior years	(671)	(98)	(3,585)	(64)
Total incurred	10,169	17,214	41,457	64,115
Deduct: Loss and loss adjustment expense payments, net of reinsurance, related to:
Current year	8,656	22,125	12,063	31,879
Prior years	2,737	159	18,445	1,635
Total payments	11,393	22,284	30,508	33,514
Reserve for losses and loss adjustment expense net of reinsurance recoverables at end of period	45,419	34,470	45,419	34,470
Add: Reinsurance recoverables on unpaid losses and loss adjustment expenses at end of period	127,947	94,566	127,947	94,566
Reserve for losses and loss adjustment expenses gross of reinsurance recoverables on unpaid losses and loss adjustment expenses at end of period	$173,366	$129,036	$173,366	$129,036

Reconciliation of Non-GAAP Financial Measures

For the three months and year ended December 31, 2021 and 2020, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Total revenue	$73,172	$42,295	$247,791	$168,463
Net investment income	(2,431)	(2,325)	(9,080)	(8,612)
Net realized and unrealized gains on investments	(2,029)	(245)	(1,277)	(1,488)
Underwriting revenue	$68,712	$39,725	$237,434	$158,363

Underwriting income (loss)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Income (loss) before income taxes	$21,394	$(2,406)	$57,138	$6,223
Net investment income	(2,431)	(2,325)	(9,080)	(8,612)
Net realized and unrealized gains on investments	(2,029)	(245)	(1,277)	(1,488)
Interest expense	40	—	40	—
Underwriting income (loss)	$16,974	$(4,976)	$46,821	$(3,877)

Adjusted net income (loss)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net income (loss)	$16,632	$(1,849)	$45,847	$6,257
Adjustments:
Expenses associated with transactions and stock offerings	153	—	563	708
Stock-based compensation expense	2,214	710	5,584	2,167
Amortization of intangibles	547	—	1,251	—
Expenses associated with catastrophe bond	5	—	1,704	399
Tax impact	(350)	(130)	(1,506)	(664)
Adjusted net income (loss)	$19,201	$(1,269)	$53,443	$8,867

Annualized adjusted return on equity

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)

Annualized adjusted net income (loss)	$76,804	$(5,076)	$53,443	$8,867
Average stockholders' equity	$385,973	$362,804	$378,941	$291,135
Annualized adjusted return on equity	19.9%	(1.4)%	14.1%	3.0%

Adjusted combined ratio

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Sum of losses, loss adjustment expenses, underwriting, acquisition and other underwriting expenses, net of commission and other income	$50,866	$43,898	$187,005	$158,945
Denominator: Net earned premiums	$67,840	$38,922	$233,826	$155,068
Combined ratio	75.0%	112.8%	80.0%	102.5%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$(153)	$—	$(563)	$(708)
Stock-based compensation expense	(2,214)	(710)	(5,584)	(2,167)
Amortization of intangibles	(547)	—	(1,251)	—
Expenses associated with catastrophe bond	(5)	—	(1,704)	(399)
Adjusted combined ratio	70.7%	111.0%	76.1%	100.4%

Diluted adjusted earnings per share

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	( in thousands, except shares and per share data)		( in thousands, except shares and per share data)

Adjusted net income (loss)	$19,201	$(1,269)	$53,443	$8,867
Weighted-average common shares outstanding, diluted	26,045,213	25,520,111	26,111,904	25,598,647
Diluted adjusted earnings per share	$0.74	$(0.05)	$2.05	$0.35

Catastrophe loss ratio

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Losses and loss adjustment expenses	$10,169	$17,214	$41,457	$64,115
Denominator: Net earned premiums	$67,840	$38,922	$233,826	$155,068
Loss ratio	15.0%	44.2%	17.7%	41.3%

Numerator: Catastrophe losses	$(1,704)	$14,474	$5,015	$50,986
Denominator: Net earned premiums	$67,840	$38,922	$233,826	$155,068
Catastrophe loss ratio	(2.5)%	37.2%	2.1%	32.9%

Adjusted combined ratio excluding catastrophe losses

	Three Months Ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$50,866	$43,898	$187,005	$158,945
Denominator: Net earned premiums	$67,840	$38,922	$233,826	$155,068
Combined ratio	75.0%	112.8%	80.0%	102.5%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$(153)	$—	$(563)	$(708)
Stock-based compensation expense	(2,214)	(710)	(5,584)	(2,167)
Amortization of intangibles	(547)	—	(1,251)	—
Expenses associated with catastrophe bond	(5)	—	(1,704)	(399)
Catastrophe losses	1,704	(14,474)	(5,015)	(50,986)
Adjusted combined ratio excluding catastrophe losses	73.2%	73.8%	73.9%	67.5%

Tangible Stockholders’ equity

	December 31,
	2021	2020

	(in thousands)
Stockholders’ equity	$394,169	$363,713
Intangible assets	(9,501)	(11,512)
Tangible stockholders’ equity	$384,668	$352,201